EXHIBIT 99.1

Valley Financial Corporation

____________________________________________________________________________

FOR RELEASE 9:00 a.m. October 30, 2009

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS THIRD QUARTER

NET INCOME INCREASE OF 83% OVER 2008

ROANOKE, VIRGINIA (October 30, 2009) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the third quarter 2009 and reported an 83% increase in earnings as compared to third quarter 2008.

Net income for the three-month period ending September 30, 2009 was $1.3 million compared to net income of $0.7 million for the same period last year. After deducting the dividends and discount accretion on preferred stock, net income available to common shareholders for the three-month period ending September 30, 2009 amounted to $1.1 million. Diluted earnings per share increased from $0.15 for the three-month period ending September 30, 2008 to $0.23 for the third quarter of 2009. Valley Financial’s earnings for the quarter produced an annualized return on average total assets of 0.74% and an annualized return on average shareholders’ equity of 9.57%, compared to ratios of 0.45% and 6.65%, respectively, for the third quarter of 2008.

Ellis L. Gutshall, President and CEO said, “While we remain concerned about the economic climate, we are obviously encouraged by and pleased with our third quarter performance. Our primary focus continues to be the resolution of problem loans, improving profitability and carefully managing capital during this uncertain economic climate. We have made progress in each of these areas during the third quarter as evidenced by our results.”

For the nine-month period ending September 30, 2009, the Company reported a net loss of $3.0 million and diluted loss per share of $0.79 as compared to net income of $2.2 million and diluted earnings per share of $0.46 for the nine-month period ending September 30, 2008.

Capital Levels Improve

Valley Financial Corporation’s capital levels improved from the linked quarter ended June 30, 2009 and remain well above the regulatory well-capitalized ratios. Tier 1 risk-based and total risk-based capital ratios were 11.93% and 13.19%, respectively, at September 30, 2009, improved from the 11.77% and 13.03% reported at June 30, 2009.

At its October 29, 2009 meeting, the Board of Directors of Valley Financial Corporation unanimously approved the suspension of the payment of the semi-annual common stock cash dividend. “Due to the uncertain economic challenges ahead, we find it prudent, and in the longer term interest of our shareholders, to preserve our capital. As conditions improve, we will re-evaluate our position with respect to the dividend,” Mr. Gutshall commented.

Nonperforming Asset Levels and Credit Losses Decrease

The Company’s ratio of non-performing assets as a percentage of total assets decreased 50 basis points to 3.03% as of September 30, 2009, as compared to 3.53% as of June 30, 2009. Non-performing assets decreased from $24.6 million at June 30, 2009 to $21.6 million at September 30, 2009. Non-performing assets consisted of non-accrual loans of $17.3 million, foreclosed property of $2.0 million, and troubled debt restructured loans of $42,000. Also included in non-performing assets at September 30, 2009 are loans totaling $2.2 million that are past due greater than 90 days and still accruing interest. The Company anticipates full payment of all past due amounts. Net charge-offs as a percentage of average loans receivable also decreased to 0.06% for the third quarter of 2009, compared to 0.41% for the second quarter of 2009 and increased slightly as compared to 0.01% for the same quarter in the prior year. Net charge-offs for the quarter ended September 30, 2009 were $332,000, in comparison to $2.4 million for the second quarter of 2009 and $75,000 for the same quarter one year ago.

The Company recorded a reserve provision for potential loan losses of $438,000 for the third quarter of 2009, a slight increase of $3,000 as compared to the same period last year. The ratio of allowance for loan losses as a percentage of total loans increased from 2.25% at June 30, 2009 to 2.27% at September 30, 2009. At September 30, 2009, the Company’s total reserves amounted to $13.3 million, of which $5.2 million are specific reserves on our impaired loans and $8.1 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.

Gutshall stated, “We believe our reserve balances are appropriate given the uncertain economic climate. We were successful in resolving one large commercial account during the third quarter which resulted in a decrease of $8.8 million in our non-accrual loans. This decrease was offset by new non-accrual loans of approximately $3.0 million in the residential and commercial real estate segments. We continue to see weaknesses in the automobile industry, as well as the residential and commercial real estate markets and as a result, we increased our general reserves further to account for such continued weakness.”

Strong Balance Sheet and Deposit Growth

At September 30, 2009, Valley Financial’s total assets were $710.6 million, total deposits were $544.3 million, total loans stood at $588.0 million and total shareholders' equity was $54.9 million. Compared with September 30, 2008, the Company experienced increases of $67.8 million or 11% in total assets, $82.4 million or 18% in total deposits and $73.7 million or 14% in total loans over the twelve-month period. Gutshall stated, “Our deposit growth continues to be outstanding due to the innovative and exciting suite of products and exceptional level of customer service offered to our customers. As a result, we have successfully increased our market share in the Roanoke MSA to

8.36% based upon June 30, 2009 FDIC Summary of Deposits Report, moving Valley Bank into the #4 position trailing only Wachovia, SunTrust and BB & T.”

Average loans for the third quarter of 2009 were $587.7 million, up 2% or $8.7 million as compared to the second quarter while average securities were $75.5 million, down $8.9 million as compared to the second quarter of 2009. Average deposits were $536.3 million, up $20.9 million or 4% as compared to the $515.4 million for the second quarter of 2009.

Net Interest Income and Margin Improves

The Company’s net interest income was $5.0 million for the three months ended September 30, 2009 compared to $4.3 million reported for the same period last year, an increase of 17.5%. The Company’s net interest margin was 3.00% for the three months ended September 30, 2009, up 15 basis points compared to the 2.85% reported for the same period last year, but down 8 basis points as compared to the second quarter 2009. Gutshall stated, “We are obviously pleased with the growth and improvement in our net interest income and net interest margin, respectively, as compared to the prior year, as this improvement reflects the strength and sustainability of our core business. The decline in the net interest margin from the second quarter to the third quarter is primarily related to the larger level of nonaccrual loans carried for the third quarter. As we continue to resolve these credit issues, we anticipate further positive impacts on our net interest margin. Furthermore, due to the significant increase in transactional account deposits, as well as the success of our CDARS program, we have allowed higher cost certificates of deposit to roll off at maturity, without negatively impacting our liquidity position. The execution of this strategy has contributed to a continued reduction in our cost of funds from 2.32% for the second quarter of 2009 to 2.23% for the third quarter.”

Non Interest Income Improves

Our noninterest income for the third quarter was $1.3 million, $652,000 or 97% above the same period last year. The primary driver in our performance was the completion of an investment portfolio restructuring transaction to increase overall liquidity and to better position our portfolio for a rising rate environment. The transaction resulted in the recognition of $702,000 in gains during the quarter.

Operating Costs Decrease

Non-interest expense for the third quarter of 2009 totaled $4.0 million, down $222,000 when compared to the second quarter of 2009, but up $471,000 or 13% as compared to the quarter ended September 30, 2008. A special assessment from the FDIC totaling $315,000, which was payable September 30, 2009, was accrued during the second quarter of 2009. The Company continues to experience increases in our legal fees due to costs associated with the work-out of an automobile industry customer, increased deposit expenses related to program fees associated with our brokered deposit products, and increased data processing expenses related to increased customer transactional activity as well as to new software applications implemented during 2009. The Company’s efficiency ratio was 61.62% for the third quarter of 2009, compared to 69.66% for the comparable period of 2008.

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

Nine Months Ended 9/30/09
Net interest income, non tax-equivalent	$14,644

Less: tax-exempt interest income	(389)
Add: tax-equivalent of tax-exempt interest income	589

Net interest income, tax-equivalent	$14,844

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

Unaudited

	9/30/09	9/30/08
Assets
Cash and due from banks	$6,084	$6,756
Interest-bearing deposits in banks	25,045	96
Federal funds sold	300	12,392
Investment securities:
Securities available-for-sale	53,964	69,563
Securities held-to-maturity	12,491	11,101
Restricted equity securities	5,737	5,517
Total investment securities	72,192	86,181
Loans	587,982	514,317
Less: allowance for loan losses	(13,321)	(5,378)
Net loans	574,662	508,939

Foreclosed assets, net	2,018	500
Premises and equipment, net	7,854	8,161
Bank owned life insurance	12,798	12,260
Accrued interest receivable	2,588	2,667
Other assets	7,095	4,876
Total assets	$710,635	$642,828

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$17,451	$18,344
Interest-bearing deposits	526,861	443,587
Total deposits	544,312	461,931

Federal Funds purchased	-	-
Securities sold under agreements to repurchase	21,116	35,418
FHLB borrowings	68,000	80,000
Trust preferred subordinated debt	16,496	16,496
Accrued interest payable and other liabilities	5,808	6,435
Total liabilities	655,732	600,280

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 and 0 shares issued and outstanding at September 30, 2009 and September 30, 2008, respectively	15,299	-
Common stock, no par value; 10,000,000 shares authorized; 4,680,251 and 4,678,851 shares issued and outstanding at September 30, 2009 and September 30, 2008, respectively	23,334	22,381
Retained earnings	15,836	20,452
Accumulated other comprehensive income	434	(285)
Total shareholders’ equity	54,903	42,548
Total liabilities and shareholders’ equity	$710,635	$642,828

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
Unaudited

	3 Months Ended		9 Months Ended
	9/30/09	9/30/08	9/30/09	9/30/08
Interest Income:
Interest and fees on loans	$7,840	7,822	$22,638	$23,792
Interest on securities	809	1,122	2,979	3,389
Interest on deposits in banks	8	42	10	59
Total interest income	8,657	8,986	25,627	27,240
Interest Expense:
Interest on deposits	2,754	3,487	8,322	11,059
Interest on trust preferred subordinated debt	106	196	382	646
Interest on borrowings	756	1,013	2,279	2,896
Total interest expense	3,616	4,696	10,983	14,601
Net interest income	5,041	4,290	14,644	12,639
Provision for loan losses	438	435	9,872	1,114
Net interest income after provision for loan losses	4,603	3,855	4,772	11,525

Noninterest Income:
Service charges on deposit accounts	306	288	875	839
Income earned on bank owned life insurance	138	143	408	421
Realized gain/(loss) on sale of securities	702	-	969	(14)
Realized gain/(loss) on sale of foreclosed assets	-	6	(165)	6
Other income	178	235	395	614
Total noninterest income	1,324	672	2,482	1,866
Noninterest Expense:
Compensation expense	1,958	1,863	5,607	5,453
Occupancy and equipment	394	386	1,230	1,149
Data processing expense	272	189	785	601
Insurance	274	97	1,012	306
Legal	181	90	463	166
Deposit expense	135	79	351	189
Loan expense	71	131	264	318
Other expense	726	705	2,226	2,228
Total noninterest expense	4,011	3,540	11,938	10,410
Income/(loss) before income taxes	1,916	987	(4,684)	2,981
Income tax expense	603	270	(1,719)	828
Net income/(loss)	$1,313	$717	$(2,965)	$2,153

Preferred stock dividend and accretion of preferred stock discount	242	-	716	-
Net income/(loss) available to common shareholders	$1,071	$717	$(3,681)	$2,153

VALLEY FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

(Unaudited)

	3 Months Ended		9 Months Ended
	9/30/09	9/30/08	9/30/09	9/30/08

PER COMMON SHARE
Earnings per share – basic	$0.23	$0.15	$(0.79)	$0.46
Earnings per share – diluted	$0.23	$0.15	$(0.79)	$0.46
Book value			$8.37	$9.16

FINANCIAL RATIOS
Return on average assets	0.74%	0.45%	(0.57%)	0.46%
Return on average shareholders’ equity	9.57%	6.65%	(6.93%)	6.83%
Net interest margin (FTE)	3.00%	2.85%	2.99%	2.89%
Efficiency - Consolidated	61.62%	69.66%	68.12%	69.99%
Efficiency – Bank only	60.31%	67.10%	66.31%	66.97%
Total risk based capital – Consolidated			13.19%	12.03%
Total risk based capital – Bank only			12.06%	10.58%
Net charge-off to average loans	0.06%	0.01%	0.72%	0.12%

ALLOWANCE FOR LOAN LOSSES
Beginning balance			7,592	4,883
Provision for loan losses			9,872	1,114
Charge-offs			(4,150)	(670)
Recoveries			7	51
Ending balance			13,321	5,378

ASSET QUALITY RATIOS
Nonperforming assets to total assets			3.03%	0.34%
Allowance for loan losses to total loans			2.27%	1.05%
Allowance for loan losses to nonperforming loans			68.2%	322.04%

COMPOSITION OF RISK ASSETS
Nonperforming loans:
90 days past due			2,217	-
Nonaccrual			17,285	1,670
OREO/Repos			2,018	500
Troubled Debt Restructurings			42	-
Total nonperforming assets			21,562	2,170